EXHIBIT 16


March 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Adams Golf, Inc. and, under the date of January 28, 2004, we reported on the consolidated financial statements of Adams Golf, Inc. as of and for the years ended December 31, 2003 and 2002. On March 19, 2004, we were informed our appointment as principal accountants was terminated.
We have read Adams Golf, Inc.'s statements included under Item 4 of its Form 8-K dated March 15, 2004 and we agree with such statements, except that we are not in a position to agree or disagree with Adams Golf, Inc.'s statement that the change was approved by the Audit Committee of the Board of Directors and the statement that KBA Group LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Adams Golf, Inc.'s consolidated financial statements.

Very truly yours,


KPMG LLP